The Scotts Company LLC______________________________
Exhibit 10

January 15, 2020

Mr. Adam Hanft
Chief Executive Officer
Hanft Projects LLC
55 Fifth Avenue, Penthouse
New York, NY 10003

Dear Adam:

This letter sets forth our agreement (the “Agreement”) regarding a consulting engagement between Hanft Projects LLC and The Scotts Company LLC (“Scotts” or the “Company”). For the purposes of this Agreement, the term “Contractor” means Hanft Projects LLC, its primary designee/employee Adam Hanft, and any other designee or employee of Hanft Projects LLC. These consulting services are separate and distinct from the services Mr. Hanft is and will be providing as a member of the Scotts Miracle-Gro Company’s Board of Directors (the “Board”) or any Board Committees or other Committees on which Mr. Hanft may serve.

I.	Scope of Services

Subject to the approval of the Board, Contractor agrees to provide the consulting services to Scotts described below.

1.
Contractor agrees to provide consulting services to Scotts in the area of Marketing so as to advise the Company on marketing strategies concerning a variety of areas including, but not limited to, brand and creative efforts, partnerships with outside services, work processes and staffing/personnel assessments.

2.	In providing consulting services in the Areas of Expertise, it is anticipated that Contractor will generally undertake the following work and activities pursuant to this Agreement:

•
Provide insights and expertise to help inspire and develop a culture of creativity, with emphasis on: Shaping and assisting with the development of the overall marketing and creative strategy in conjunction with the CEO and COO; inspiring innovation; building Scotts’ brands and consumer loyalty; and mentoring and coaching key marketing and business executives as requested.

•	Consult with and provide recommendations to the CEO and COO on an as-needed basis on issues of marketing strategy.

•
Participate in marketing meetings to support the successful execution of the anticipated marketing initiatives of the Company, including on-going support of core brands, the Company’s emerging direct-to-consumer business and Connected Yard initiative, the efforts of Hawthorne Gardening Company, and any other special projects as assigned.

Contractor and the Company may agree to modifications of these work activities from time to time as necessary to achieve the purpose of this Agreement. When such modifications are necessary, Contractor and the Company will execute an amendment to this agreement reflecting

14111 Scottslawn Road Marysville, Ohio 43041
937-644-0011
www.scotts.com

Mr. Adam Hanft    – 2 –    January 15, 2020
Chief Executive Officer
Hanft Projects LLC

the agreed upon modifications, which may include, by way of non-limiting examples, modifications regarding the work activities, the hours of consulting services provided, and/or the consulting fees and expenses paid to Contractor. Company expects Contractor to provide a minimum of 1,000 hours (50% of FTE) of consulting services during the term of this Agreement (outside services in his capacity as a member of the Board).

In providing consulting services to Scotts under this Agreement, Contractor will be an independent contractor and will not be an employee, agent, partner, or joint venturer of Scotts or of any of Scotts’ affiliates, or of any of its or their respective officers, directors or employees. Except as provided as a member of the Board, if applicable, and except as otherwise expressly stated herein, Mr. Hanft and any other designee or employee of Contractor will not participate in or receive benefits under any of Scotts’ employee fringe benefit programs or receive any other fringe benefits from Scotts, including, without limitation, the health, disability, life insurance, retirement, equity awards, pension and profit sharing benefits on account of the consulting services provided to Scotts under this Agreement.

II.	Length of Agreement

The term of this Agreement will commence on February 1, 2020 and will end on January 31, 2021, unless terminated earlier under Section V.1. The term of this Agreement may be extended only by written agreement, signed by both parties and setting forth expressly the terms related to the consulting fee.

III.	Authority

In providing consulting services to Scotts under this Agreement, Contractor will have no authority at any time to assume or create any obligation or liability, express or implied, on Scotts’ behalf or in Scotts’ name or to bind Scotts in any manner whatsoever.

IV.	Consulting Fees and Expenses

1.
In exchange for providing the consulting services hereunder, during the term of this Agreement, Scotts shall pay Contractor a consulting fee consisting of a combination of cash and restricted stock units, as follows:

a.
A monthly cash payment of $75,000 for each month during the term irrespective of whether Scotts requests that Contractor provides consulting services hereunder. Contractor shall be required to submit monthly invoices including days/hours worked with brief descriptions of the services provided. Scotts shall pay Contractor within 30 days of its receipt of Contractor’s invoices.

b.
A one-time grant of restricted stock units (“RSUs”) with a grant date value of $400,000. The RSUs’ shall be issued in the name of Adam Hanft individually. The number of RSUs will be determined by dividing the intended grant date value by the closing price of a share on the grant date, rounded up to the next whole share. Each dividend equivalent represents the right to receive additional RSUs in respect of the dividends that are declared and paid during the period beginning on the Grant Date and ending on the applicable Settlement Date. The RSUs and any related dividend equivalents will vest on January 31, 2021, provided that this Agreement has not otherwise been terminated or notified for termination on that date for any reason listed in Section V.1(b)-(f) of this

Mr. Adam Hanft    – 3 –    January 15, 2020
Chief Executive Officer
Hanft Projects LLC

Agreement. The vested RSUs and related dividend equivalents, if any, will be settled as soon as administratively practical following vesting.

i.
With the exception of the vesting provisions described above, the award of RSUs and related dividend equivalents shall be subject to the terms of The Scotts Miracle-Gro Company Long Term Incentive Plan, effective as of January 27, 2017 (the “Plan”), and the standard terms and conditions of the applicable award agreement. In the event of any conflicts or ambiguity between this Agreement and the terms of the Plan and/or the award agreement, the Plan and/or award agreement will be controlling.

2.
Scotts also will pay or reimburse Contractor for all reasonable expenses incurred by Contractor in connection with providing consulting services to Scotts as contemplated herein, including, without limitation, all reasonable (a) telephone and fax expenses, and (b) travel expenses, including, without limitation, transportation, food and lodging, incurred in connection with attending Scotts approved meetings pursuant to this consulting agreement. Contractor must incur and account for expenses in accordance with the policies and procedures established by Scotts as a precondition to Scotts’ obligation to pay or reimburse Contractor for such expenses pursuant to the terms of the preceding sentence. This includes describing expenses in reasonable detail on invoices. Scotts will provide private transportation when practical and economically reasonable.

3.
Contractor agrees to provide, at its own expense, all equipment necessary to provide the consulting services contemplated herein and to be responsible for its own overhead costs and expenses except for those expenses that Scotts has expressly agreed to pay pursuant to the terms of the preceding paragraph.

V.	Termination

1.
Scotts shall be permitted to terminate this Agreement and its consulting relationship with Contractor under any of the following circumstances: (a) upon Scotts’ 60 days advance written notice to Contractor, (b) Mr. Hanft’s death or disability, or Contractor ceasing operations, (c) Contractor’s material breach of its obligations to Scotts if such breach is not cured within 30 days after receiving notice thereof, (d) Contractor’s and/or Mr. Hanft’s indictment for a felony or serious misdemeanor, (e) Contractor’s and/or Mr. Hanft’s commission of an act of fraud or bad faith toward Scotts, or (f) Contractor’s and/or Mr. Hanft’s misappropriation of any funds, property or rights of Scotts. Contractor shall be permitted to terminate this Agreement and its consulting relationship with Scotts upon Contractor’s 30 day advance written notice to Scotts.

2.
In the event that Scotts terminates this Agreement for any reason other than those listed in Section V.1(b)-(f), Scotts will pay Contractor the total value of this Agreement, including RSUs, less any amounts already paid pursuant to this Agreement, as well as any expenses Contractor has incurred pursuant to the terms of this Agreement prior to the date of such termination.

3.
In the event that Contractor terminates this Agreement and its consulting relationship with Scotts or Scotts terminates this Agreement and its consulting relationship with Contractor for any reason listed in Section V.1(b)-(f) of this Agreement, such termination shall not affect Scotts’ obligation to pay Contractor for the cash fees Contractor has earned prior to the date of such termination

Mr. Adam Hanft    – 4 –    January 15, 2020
Chief Executive Officer
Hanft Projects LLC

or reimburse Contractor for the expenses Contractor has incurred pursuant to the terms of this Agreement prior to the date of such termination.

VI.	Confidential Information and Insider Trading

1.
In providing the consulting services contemplated herein, Contractor will receive Confidential Information about Scotts and its affiliates. Maintaining the confidential nature of this information is very important to Scotts. As used in this Agreement, “Confidential Information” is any information about Scotts, or its affiliates, to which Contractor gains access in connection with its provision of consulting or other services to Scotts, including Mr. Hanft’s service as a member of the Board. Confidential Information does not include information Contractor can show (a) was already in Contractor’s possession prior to the time Contractor received such information as a consultant to Scotts, or (b) is publicly available or otherwise in the public domain by means other than Contractor’s violation of the terms of this Agreement.

2.
Contractor agrees to not at any time hereafter, without the prior written consent of Scotts, disclose, directly or indirectly, any Confidential Information or use any Confidential Information for any purpose other than providing consulting services to Scotts as contemplated herein.

3.
In an effort to avoid the appearance of impropriety, you agree to follow all laws and regulations concerning insider trading, as well as the Scotts Insider Trading policy (attached), during the term of this Agreement. Further, you agree that you will not engage in any transaction of Scotts securities during the term of this Agreement except while the Scotts trading window is open and only after having obtained pre-clearance of the transaction per the procedure described in the Scotts Insider Trading policy. Following the termination of this Agreement, you agree that you remain subject to the Scotts Insider Trading policy if you are still serving as a member of the Board; if not, you agree that you remain subject to the Scotts Insider Trading policy until the next scheduled open trading window period and will not engage in any transaction of Scotts securities until then, and then only if you are not in possession of material, non-public information.

4.	Contractor agrees to promptly return to Scotts, upon Scotts’ request, all electronic or tangible documents that contain any Confidential Information and to retain no copies.

5.
These confidentiality obligations are in addition to, and not in place of, any and all confidentiality obligations arising as a result of Mr. Hanft’s membership on the Board and applicable Board Committees.

VII.     Conflicts of Interest

While Contractor is not restricted from having other clients during the term of this Agreement, it is important to the Company that Contractor avoids actual or potential conflicts of interest. As such, Contractor agrees that Contractor has no business, professional, personal or other interest, including but not limited to representation of other clients, that conflicts in any manner or degree with the performance of Contractor’s obligations under this Agreement. If any such actual or potential conflict of interest arises under this Agreement, Contractor shall immediately inform the Company in writing of such conflict.

Mr. Adam Hanft    – 5 –    January 15, 2020
Chief Executive Officer
Hanft Projects LLC

If, in the reasonable judgment of the Company, such conflict poses a material conflict to and with the performance of Contractor’s obligations under this Agreement, then the Company may terminate this Agreement in accordance with Section V above.

VIII.	Cooperation with Litigation

Contractor agrees to cooperate fully with Scotts in its defense of any lawsuit filed over matters that occurred while Contractor was or is a consultant to Scotts. Contractor agrees to provide full and accurate information with respect to the same. Contractor further agrees not to assist any party in maintaining any lawsuit against Scotts or any of its employees, officers or agents, and that Contractor will not provide any information to anyone concerning Scotts or its employees, directors, officers or agents, unless compelled to do so by valid subpoena or other court order, and in such case only after first notifying Scotts sufficiently in advance of such subpoena or court order to reasonably allow Scotts an opportunity to object to same. In the event that Contractor’s cooperation is necessary under this paragraph, Contractor and Scotts shall agree on a reasonable rate for Contractor’s time in providing that cooperation.

IX.	Other

1.
Contractor understands and agrees that this Agreement does not obligate Scotts to utilize Contractor’s consulting services, but it is intended to set forth the terms pursuant to which Scotts may utilize Contractor’s consulting services in Scotts’ discretion.

2.	Contractor is not permitted to assign, sell or otherwise transfer any of its rights or obligations hereunder.

3.	Contractor acknowledges that neither Scotts nor any representatives of Scotts have made any representations or promises about the tax implications of this Agreement. Nothing in this
Agreement may be construed as tax advice from Scotts to Contractor.  Contractor has been encouraged to discuss the tax implications of this Agreement with his own tax and financial counsel.

THE SCOTTS COMPANY LLC

	By:	/s/ DENISE STUMP
Denise Stump
EVP, Global Human Resources & Chief Ethics Officer

ACKNOWLEDGED AND AGREED:

/s/ ADAM HANFT
Adam Hanft, Chief Executive Officer
Hanft Projects LLC